Exhibit 3.30
CERTIFICATE OF INCORPORATION OF
WCC LAND HOLDING COMPANY, INC.
(a Delaware Corporation)
First: The name of the corporation is WCC Land Holding Company, Inc.
Second: Its registered office in the State of Delaware is to be located at 1209 Orange Street, County of New Castle, city of Wilmington, Delaware 19801. The registered agent in charge thereof is The Corporation Trust Company.
Third: The purpose of the corporation is to purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the corporation’s property and assets, or any interest therein, wherever situated.
Fourth: The amount of the total stock this corporation is authorized to issue is 100 shares of common stock with a par value of $.01 per share.
Fifth: The name and mailing address of the incorporator are as follows:
Jennifer S. Grafton, Esq.
2 North Cascade Avenue, 2nd Floor
Colorado Springs, CO 80903
I, the undersigned, for the purpose of forming a corporation under the laws of the state of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly set my hand this 16th day of November, 2010.

BY:	/s/Jennifer S. Grafton
NAME: Jennifer S. Grafton